Exhibit 10.2

FINAL

JOINT AMENDMENT TO AGREEMENTS

This Joint Amendment ("Amendment”) dated as of July 1, 2018 (“Effective Date”) is entered into by Streamline Health, Inc. (“Streamline Health”) and Montefiore Medical Center (“Montefiore”) to both the Software License and Support Agreement between the parties, dated October 25, 2013 (as amended, the “Support Agreement”) and the Software License and Royalty Agreement between the parties, dated October 25, 2013 (as amended, the “Software Agreement” and, along with the Support Agreement, each an “Agreement” and collectively the “Agreements”).  This Amendment will be effective as of the Effective Date.  Capitalized terms used herein but not otherwise defined have the meaning set forth in the respective Agreement.  The parties agree the Agreements will be modified as follows:

1.   Modification of Maintenance and Support Fees and Obligations.  In partial consideration for the adjustments set forth in Section 2 below, the parties agree that: (a) as of the Effective Date and through the remainder of the Current Maintenance Term (as defined below), the hours of Maintenance Services to be provided under Section 8.1 of the Support Agreement will be increased to 1,509 per year, (b) the current License and Support Term will be modified to end on June 30, 2020 (“Current Maintenance Term”), provided that, as described in Section 20.2 of the Support Agreement, the License and Support Term shall nevertheless continue for so long as Montefiore purchases Maintenance Services under the Support Agreement (such term(s), “Renewal Terms”), and (c) Streamline Health hereby waives any on-going Maintenance Services fees from and after the Effective Date through the end of the Current Maintenance Term.  Montefiore will continue to pay the Annual Fees (subject to the annual increases authorized under the Support Agreement, as further described in the note on the first page of the Support Agreement) during the Renewal Terms, and the hours of Maintenance Services under Section 8.1 of the Support Agreement will return to 800 hours per year during the Renewal Terms.  The current outstanding invoice SIN007261 (which covers January through June 2018) remains payable. Notwithstanding anything to the contrary in the Support Agreement, any Maintenance Services outside of the scope of Section 8 of the Support Agreement will require the separate written agreement of the parties.  For clarity, termination of Maintenance Services pursuant to the Support Agreement will not itself terminate the license to the Software granted under the Support Agreement; provided, further, that all such licenses shall remain subject to all license, use, ownership and other such terms and restrictions (and all associated termination rights) provided in the Agreements in the event Maintenance Services terminate.

2.   One-Time Payment.  On or before July 31, 2020, Streamline Health shall pay Montefiore in immediately available funds an amount equal to One Million Dollars ($1,000,000).  Such amount will be paid in accordance with the terms of the Agreement.   If such amount is not paid when due, Montefiore shall notify Streamline Health of non-payment (which may be via email or formal writing).   If such amount still remains unpaid five (5) business days after such notice of non-payment, then (a) it shall bear interest at a rate of 1½% per month until paid, or the highest rate permitted by law, whichever is less, and (b) Montefiore shall be entitled to all reasonable costs of collection including reasonable attorneys’ fees.

3.   Modification of Royalty Payment; Payment by Streamline Health.  Notwithstanding anything to the contrary in the Agreements, in consideration of the waived maintenance and support fees, increased maintenance and support obligations (as described in Section 1 above), payments already made, the additional one-time payment above and other valuable consideration which the parties agree will be deemed received and sufficient, Montefiore agrees that it will accept the amounts paid through March 31, 2018 as payment in full of all outstanding Ongoing Royalty Fees owed or which would otherwise be owed under the Software Agreement, including without limitation any commitment to pay a total Ongoing Royalty Fee of at least Three Million Dollars ($3,000,000) which will be deemed to have been paid in full after the payment described in Section 2 above has been received by Montefiore.  For clarity, and notwithstanding anything to the contrary in this Amendment or the Agreements, without limiting Streamline Health’s obligation to provide the Maintenance Services required under Section 1 above, Streamline Health’s payment of the fee under Section 2 above will satisfy in full all obligations relating the Ongoing Royalty Fees under the Software Agreement, and in no event will the amount Streamline Health owes for any Ongoing Royalty Fees not yet paid as of the Effective Date exceed, in total and in the aggregate, One Million Dollars ($1,000,000).  All provisions of the Agreement referencing any such Ongoing Royalty Fees or related amounts will be updated accordingly to reflect the reduced amounts in this Amendment and with payment of the amount above satisfying in full payment of the Three Million Dollar ($3,000,000) amount previously required.  Furthermore, the parties agree that Sections 4.1(d) and 7.4 of the Software Agreement will be deleted in their entirety as of the Effective Date.

4.   Modified Consent for Divestiture of Business Line.  In addition to the rights granted under the Agreements, Montefiore agrees that its prior written consent to assign either Agreement will be required if Streamline Health assigns that Agreement to a non-affiliated third party as part of a divestiture of the portion of its business related to the sale and support of the Software licensed under the Agreements (the “CLG Business”); provided that consent shall not be unreasonably withheld or conditioned or delayed.  For clarity, a CIC event (as defined below) or other such acquisition, merger, transfer of substantially all assets or similar such change of control event involving Streamline Health itself and/or its parent event and all or a majority of its operating business lines will not be considered a CLG Business event for purposes of this paragraph; provided that any such event shall remain subject to the terms of Section 8.2 of the Software Agreement and Section 23 of the Support Agreement, respectively.  Furthermore, in the event

Streamline Health assigns either Agreement in connection with a CLG Business divestiture, as described above, Streamline Health shall require that Streamline Health’s successor expressly assumes all of its obligations under the Agreements in writing in its assignment agreement with that successor; and, provided further, that notwithstanding any of the foregoing to the contrary, subject to the terms of the Agreements, no assignment of rights or delegation of duties under the Agreements pursuant to this paragraph shall relieve party of any of its liabilities hereunder or under the Agreements, to the extent such liabilities arose prior to the effective date of such assignment or delegation.

5.   CIC.  For purposes of this Amendment, “CIC” means (1) a merger, consolidation or other reorganization of Streamline Health approved by the shareholders of Streamline Health unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, by the same shareholders prior to the CIC, or (2) a shareholder-approved sale, transfer or other disposition of all or substantially all Streamline Health’s assets (including the CLG Business) in liquidation or dissolution of  Streamline Health or otherwise, or (3) the acquisition, directly or indirectly by any person or related group of persons (other than Streamline Health, a person that directly or indirectly controls, is controlled by, or is under common control with, Streamline Health, of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of Streamline Health pursuant to a tender or exchange offer made directly to the shareholders of Streamline Health, or (4) a change in the composition of the board of directors of Streamline Health (the “Board”) over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of the same Board members as existed prior to the CIC.

6.   Public Company Disclosure. Montefiore acknowledges that Streamline Health is part of a publicly traded organization, and certain information required to be disclosed under this Amendment may constitute material non-public information about Streamline Health and/or other “insider information.”  Montefiore agrees to keep any such information strictly confidential, and Montefiore agrees it will not (and will not authorize or allow any person or entity to) trade or otherwise act on any such information for any personal gain or benefit.

7.   Amendment.  This Amendment is intended to be a written amendment to the Agreements for purposes of the modifications stated above.  Otherwise, the terms of the Agreements remain in effect unmodified.  In the event of direct conflict, the terms of this Amendment will control.

[Signature Block Follows]

Amendment to Agreements	Page 2 of 3

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THEIR DULY AUTHORIZED SIGNATORIES SET FORTH BELOW TO EXECUTE THIS DOCUMENT AS OF THE DATE INDICATED BELOW.

FOR MONTEFIORE		FOR STREAMLINE HEALTH

By:	/s/ Philip O. Ozuah MD, PhD	By:	/s/ David Sides
(Signature)		(Signature)
Philip O. Ozuah MD, PhD		David Sides

(Name Typed or Printed)		(Name Typed or Printed)
President, MHS		CEO

(Title)		(Title)
June 19, 2018		June 19, 2018

(Date)		(Date)

Amendment to Agreements	Page 3 of 3